Exhibit 10(a)
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
Timothy Thorsteinson
The intent of this Separation Agreement and Release of All Claims (“Agreement”) is to mutually and finally resolve all matters relating to your employment with and separation from Harris Corporation, which term includes Harris Corporation, its related and affiliated entities (to include but not be limited to Harris Canada Systems, Inc.) and their respective shareholders, directors, officers, managers, employees, agents, successors and assigns (herein after collectively referred to as “Harris”). All disputes between you and Harris have been settled and you have agreed to enter into this full and binding settlement releasing Harris from any and all liability in accordance with the terms of this Agreement.
1.	Last Day Worked; Resignation. It is agreed that your employment with Harris will end on October 30, 2009 (your “Last Day Worked”). You agree that, at Harris’ request, you will resign from any officer or director position you hold (if any) with Harris and you will execute any necessary documents to effectuate your resignation. Further, if requested by Harris, you will sign a separate resignation as a Harris officer.
2.	Monetary Consideration. Provided that you timely sign and do not revoke this Agreement, in consideration for the release, non-solicitation, non-competition and confidentiality commitments set forth at Paragraphs 15, 19, 20, 21 and 22 respectively, Harris will pay you separation pay equal to your current base rate of pay ($564,700 CAD) plus the amount paid to you under Harris’ FY’ 09 Annual Incentive Plan ($186,000 CAD) (totaling $750,700 CAD), subject to applicable withholdings and deductions. Payment will be made in a lump sum on May 3, 2010. This payment will be equalized for tax purposes. You acknowledge and agree that the payment to you pursuant to this Paragraph 2 satisfies any and all obligations to you under the Letter of Agreement between you and Harris dated January 23, 2007, as revised and supplemented by addendums dated December 5, 2007, July 30, 2008, December 12, 2008 and June 18th, 2009 (as so revised and supplemented, the “Letter of Agreement”) and is also in satisfaction of all of Harris’ statutory obligations in respect of termination pay, and severance pay pursuant to the Employment Standards Act, 2000 (Ontario) and in lieu of additional actual notice of termination.
3.	Consideration for Release, Non-Solicitation, Non-Competition and Confidentiality Obligations. In consideration for the release, non-solicitation, non-competition and confidentiality commitments set forth at Paragraphs 15, 19, 20, 21 and 22 respectively, Harris will pay you (in addition to the consideration described in Paragraph 2) a lump-sum payment in the amount of $17,940 CAD (equivalent of $16,500 USD) less applicable withholdings and deductions. This payment represents a lump sum payment in lieu of your car allowance, and it will be made in October, 2009 and it will not be equalized for tax purposes. Harris will also reimburse you for up to $7,611 CAD (equivalent of $7,000 USD) for financial planning advice for CY 2010. The payment will not be made before May 3, 2010 but it must be made on or before December 31, 2011.
4.	Adequate Consideration. You acknowledge that Harris’ obligation to make the severance payment to you pursuant to Paragraph 2 above is conditioned upon your
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execution of a general release of all claims you may have against Harris; that the payments set forth in Paragraph 3 above are not required to be paid to you; that the outplacement assistance set forth in Paragraph 12 is not required to be offered to you; and further that such payments in such other good and valuable consideration provided to you pursuant to this Agreement, the receipt and sufficiency of which is hereby acknowledged, constitute adequate consideration for the release and other covenants set forth herein.
5.	Insurance Coverage. For the purposes of U.S. health insurance, for twelve (12) months following your Last Day Worked Harris will continue your eligibility and that of your covered family members to receive medical and dental benefits while in the U.S. As to Canadian benefits, Harris will utilize good faith reasonable efforts to continue your Canadian benefits (medical, dental, life, AD&D) for twelve (12) months following your Last Day Worked but, if it is not able to do so (as will be the case for disability benefits) , it will pay you in a lump sum an amount equal to what Harris would have paid in premiums (in Canadian dollars) for such benefits which are not being continued over the twelve (12) month period. Any such lump sum payment will be made on May 3, 2010. The insurance coverage pursuant to this Paragraph 5 shall be governed by the terms and conditions of the applicable plan document, which may be amended from time to time.
6.	Vacation. Within ten (10) days following your Last Day Worked, Harris will pay you in a lump sum for all accrued and unused vacation time as of your Last Day Worked. This payment is subject to applicable withholdings and deductions and will not be equalized for tax purposes.
7.	Annual Incentive Plan (AIP). You will be eligible to receive a payment under the FY’10 AIP, based upon the criteria applicable to the Broadcast Communications Division (“BCD”) and the payment will be governed by the terms and conditions of that plan document (including, without limitation, proration based on your Last Day Worked of October 30, 2009). You will be deemed to have satisfied your personal objectives for the purpose of the payment. The financial results and payment with respect to BCD employees will be determined by the Management Development and Compensation Committee. The payment will be equalized for tax purposes per your agreement per current practice.
8.	RRSP and DPSP. FY’10 participation will be governed by the terms and conditions of the plan documents.
9.	Stock Options. The vesting and exercisability of your outstanding stock options as of your Last Day Worked will be governed by the terms of the applicable Harris Stock Incentive Plan(s) and terms and conditions applicable to each such outstanding grant of stock options. For outstanding stock options purposes, your separation from employment will be considered to be involuntary and your Last Day Worked will be considered to be October 30, 2010. It is understood and agreed that you will receive no further stock option grants and have no further entitlements in respect of stock options except as provided herein.
10.	Performance Share Unit Awards. Your outstanding Performance Share Unit Awards as of your Last Day Worked will be governed by the terms of the applicable Harris Stock
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Incentive Plan(s) (including, without limitation, proration based upon your Last Day Worked) and terms and conditions applicable to each such award of Performance Share Unit Award. For Performance Share Unit payout purposes, your separation from employment will be considered to be involuntary and your Last Day Worked will be considered to be October 30, 2010. It is understood and agreed that you will receive no further Performance Share Unit grants and have no further entitlements in respect of Performance Share Units except as provided herein.
11.	Assistance from Harris. To the extent that you (or professionals working on your behalf) have questions or require information from Harris regarding the treatment of your stock options or Performance Share Units, Harris will make the appropriate company subject matter expert(s) available to provide such information. Under no circumstances will any such information provided by Harris be construed as tax, investment or legal advice.
12.	Executive Outplacement Assistance. You will be provided with Executive Outplacement Assistance at no cost to you.
13.	No Further Benefits. Unless otherwise provided herein or pursuant to the terms of applicable employee benefit arrangements, you will not be entitled to any pay, compensation, severance or employment benefits from Harris after your Last Day Worked. Without limitation, you expressly acknowledge that (except as otherwise provided herein) you have no entitlement to commissions, bonuses, pay, pay in lieu of notice, severance pay, damages, or any other compensation or benefits of any kind whatsoever, in respect of or arising from your hiring, employment and the termination of that employment, whether pursuant to the Ontario Employment Standards Act, 2000 or any other statute or at common law or otherwise.
14.	Releasees. For purposes of this Agreement, “Releasees” include Harris Corporation and its affiliated companies (to include but not be limited to Harris Canada Systems, Inc.) and their respective officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.
15.	Release of All Claims. You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge the Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, that you hold as of the date you sign this Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release does not waive any vested benefits, claims that arise after the date you sign this Agreement, or claims which by law cannot be waived. This release specifically includes, but is not limited to, any and all Claims:
a.	Arising out of or in any way related to your employment with or separation from Harris, or any contract or agreement between you and Harris;
b.	Arising under or based on the Ontario Human Rights Code, as amended, any
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claims, complaints or statutory entitlement to wages, termination pay, severance pay, vacation pay or any other payments under the Employment Standards Act, 2000, as amended, and any claims or complaints under or pursuant to the Pay Equity Act, as amended, the Workplace Safety and Insurance Act, as amended, the Occupational Health and Safety Act, as amended, or under applicable privacy legislation, including the Personal Information Protection and Electronic Documents Act, as amended.
c.	Arising under or based on Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Occupational Safety and Health Act; the False Claims Act; the federal Whistleblower Protection Act and any state whistleblower protection statute; the Florida Civil Rights Act; and
d.	Arising under or based on any other federal, provincial, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; assault; battery; fraud; negligence; or wrongful discharge; and
e.	Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the effective date of this Agreement.
16.	Indemnity. You further covenant and agree to save harmless and indemnify Harris from and against (i) all claims, charges, taxes, interest, penalties or demands which may be made by the Canada Revenue Agency or other government agency requiring Harris to pay income tax, charges, taxes, interest or penalties under the Income Tax Act (Canada), as amended, in respect of income tax payable by you in excess of income tax previously withheld and (ii) in respect of any and all claims, charges, taxes, interest or penalties and demands which may be made under the provisions of or regulations made under the Employment Insurance Act (Canada).
17.	Filing an Action Despite Release. If you file or permit to be filed any civil action, lawsuit, or administrative proceeding against any Releasee, seeking personal legal or equitable relief in connection with any matter relating to your employment with or separation from Harris (except for claims alleging a breach of this Agreement), in addition to any other rights, remedies, or defenses they may have to such action, lawsuit or proceeding, Harris may: (1) immediately terminate this Agreement, if still in effect,
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without further obligation or liability of any kind to you; (2) recover from you the aggregate dollar value of all pay, insurance, and other benefits provided to you from your Last Day Worked to the date of termination of this Agreement; and (3) recover from you all costs and expenses, including attorneys’ fees and costs, incurred by Releasee(s) in defending such civil action, lawsuit, or administrative proceeding. This provision prohibits you from recovering monetary or other relief in any legal proceeding brought by you or on your behalf, but shall not apply to or limit your right to initiate or participate in an EEOC or other administrative proceeding in which you do not seek personal relief.
18.	Return of Property. You agree that, prior to your Last Day Worked and at a time established by Harris, you will return to Harris all company information and property, in whatever form, including but not limited to documents, reports, records, equipment, computer software, or other information or property containing confidential or proprietary information of Harris and you agree that you will not keep copies of same. You further certify that, prior to your Last Day Worked, you will permanently delete from your personal computer any and all documents and/or information relating to any Releasee.
19.	Non-Solicitation of Employees, Contractors, etc. Commencing with the date you sign this Agreement and continuing for one (1) calendar year thereafter you agree that you will not directly or indirectly solicit, recruit, encourage, or induce any employees, directors, consultants, contractors, or subcontractors to leave the employ of Harris, either on your own behalf or on behalf of any other person or entity. You also agree that these restrictions are reasonable and necessary for the protection of Harris’ legitimate business interests and that a violation of these restrictions will cause irreparable harm to Harris. Therefore, you agree that any breach by you, intentional or otherwise, of this provision will entitle Harris, in addition to other available remedies, to a temporary or permanent injunction or any other appropriate degree of specific performance (without bond or security being required) in order to enjoin such breach or threatened breach. You further acknowledge that Harris will cease to have any obligations to you under this Agreement in the event of any such breach and your employment with Harris will terminate immediately in the event of any such breach prior to your Last Day Worked.
20.	Non-Solicitation of Clients, Customers, etc. Commencing with the date you sign this Agreement and continuing for one (1) calendar year thereafter you agree that you will not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, solicit business from any customer, client or supplier of Harris to which you provided services or with which you had material dealings during the twelve (12) months prior to the Last Day Worked for the benefit or on behalf of any person, firm or corporation operating a business which engages in a Competitive Activity (as defined below) or attempt to direct any such customer, client or supplier away from Harris or to discontinue or alter any one or more of their relationships with Harris.
21.	Non-Competition. Commencing with the date you sign this Agreement and continuing for one (1) calendar year thereafter, you agree that you will not (unless otherwise consented to in advance and in writing on behalf of Harris by Jeff Shuman, Vice President of Human Resources and Corporate Relations), in any manner, directly or
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indirectly, through any person or entity or as an officer, director, stockholder, principal, agent, independent contractor, investor or employee of or advisor or consultant to any person or entity, manage, operate, control, participate in, be employed by, perform services for, or assist any other person or entity in any manner in managing, operating, controlling, participating in, being employed by, or performing services for any Competitive Activity, provided, however, that nothing in this section shall prohibit you from being (a) a stockholder in a mutual fund or a diversified investment company or (b) a passive owner of not more than five percent (5%) of the outstanding common stock, capital stock and equity of any corporation or other person or entity so long as you have no active participation in the business of such corporation or other person or entity. For purposes of this Agreement, “Competitive Activity” means engaging in or supporting a business engaged in any activity currently engaged in by Harris Broadcast Communications Division (BCD) including but not limited to supplying technology and service solutions to consumers of rich media in the areas of Infrastructure and Networking Solutions; Media and Workflow; and Transmission Systems. It is agreed that this Paragraph 21 will not apply to activity engaged in solely within Canada. If you become employed within twelve (12) months following your Last Day Worked, you will immediately notify Harris, c/o Jeff Shuman as to the name and location of your new employer and your job duties at that new employer.
You agree that the provisions of this Paragraph 21 are reasonable in scope and duration, and that you possess sufficient skills that you could be gainfully employed without violating such provisions. You also acknowledge that the provisions of this Paragraph 21 are essential and material terms of this Agreement, and that without your agreement to comply with such terms, Harris would not have entered into this Agreement. You further acknowledge that your employment with Harris will terminate immediately in the event of any breach of this Paragraph 21 prior to your Last Day Worked.
Finally, you acknowledge that damages for breach of this non-competition provision and the non-solicitation provision contained in Paragraph 21 would be extremely difficult to ascertain. Accordingly, in the event that a court of competent jurisdiction determines that you breached either of these provisions, you agree to pay Harris (in addition to any other sums of money and/or damages deemed appropriate by the court) monetary damages in the sum of $10,000 CAD per occurrence. You acknowledge that this liquidated damages amount is not punitive in nature.
22.	Confidentiality. In addition to your agreement to return all company information and property to Harris, you acknowledge that, while employed by Harris, you had access to and/or acquired and assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of Harris, including without limitation: research projects; manufacturing processes; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of Harris, including salaries; and other information of a similar confidential nature not available to the public. You agree to keep confidential and not to disclose or use such confidential or proprietary information without the prior written consent of Harris or until such time as the information becomes public knowledge (other
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than direct or indirect disclosure by you). You understand that these obligations continue even after you leave Harris’ employ.
23.	Executive Severance and Indemnity Agreements; Perquisites. You acknowledge that, effective October 30, 2009, based on this Agreement and the consideration you receive pursuant hereto, and notwithstanding any provision therein to the contrary, the Executive Change in Control Severance Agreement between you and Harris dated December 17, 2008 (the “Severance Agreement”) and the Indemnification Agreement between you and Harris dated October 27, 2006, (the “Indemnification Agreement”) are terminated in their entirety by mutual agreement and no longer have any force or effect. Notwithstanding the foregoing, obligations of Harris under the Indemnification Agreement as well as coverage under Harris’ Directors’ and Officers’ insurance policy with respect to your activity prior to October 30, 2009, shall continue in accordance with Section 15 of the Indemnification Agreement. Effective October 30, 2009, with the exception of the entitlements specified by the immediately preceding sentence, you are no longer entitled to receive perquisites provided to Corporate Officers to include financial planning, executive physical, car allowance and/or a country club membership. Nevertheless, you remain entitled to utilize your prepaid Country Club membership through its current year expiration. You acknowledge that all amounts owed to you in connection with expenses incurred in or prior to 2009 with respect to perquisites for which you were eligible in your role as a Harris Corporate Officer prior to October 30, 2009 have been paid to you. For the avoidance of doubt, Harris will provide tax equalization for calendar years 2008, 2009 (but only for Harris salary and incentive payments) and 2010 (but only for FY10 AIP payout). However, for each year’s tax equalization there will be a “true up” at which time Harris will pay you any additional amounts it owes or you will repay to Harris any overpayments it made to you.
24.	Standards of Business Conduct. You agree that you have received, read, and understand Harris’ Standards of Business Conduct (U.S. and non-U.S. editions) and acknowledge that you do not have any information or knowledge as to non-compliance with, or violation of, the policies and standards set forth therein. You also acknowledge that you have no claims, charges, complaints, or pending actions against Harris or any other Releasee arising from or based upon your employment, including but not limited to any violation of federal, state, or local laws or regulations or the Harris Standards of Business Conduct.
25.	Non-Disparagement. You agree that you will not publicly criticize or disparage Harris, its products, services or employees, nor will you unlawfully interfere with any of Harris’ business relationships. Your further agree that you will not make any critical or disparaging comments or statements about Harris, its products, services and/or employees to any Harris customer, supplier or vendor.
26.	No Admission of Liability. By entering into this Agreement, neither party admits to any liability or wrongdoing whatsoever and expressly denies any and all such liability and wrongdoing. In addition, the parties acknowledge and agree that neither party may use this Agreement as evidence to claim or prove any alleged wrongdoing by the other party, other than for a failure to comply with the terms of this Agreement.
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27.	Acknowledgement of Rights under the U.S. Age Discrimination in Employment Act (ADEA).

You acknowledge as follows:
a.	You are advised to consult with an attorney or other representative of your choice prior to signing this Agreement;

b.	By executing this Agreement, you waive all rights or claims, if any, that you have or may have against any Releasee under the ADEA, as amended by the Older Worker Benefits Protection Act (OWBPA);

c.	You are not waiving rights or claims that you may have under the ADEA that may arise after the date this Agreement is signed;

d.	You are waiving rights and claims that you may have under the ADEA in exchange for consideration that is additional to anything of value to which you are already entitled;

e.	You have had ample opportunity to review this Agreement, fully understand the meaning of each of its terms, and are signing it voluntarily and of your own free will;

f.	You received this Agreement on October 12, 2009, and you have been given a period of up to 21 calendar days from that date to consider whether to sign it;

g.	If you wish to sign this Agreement prior to the expiration of the 21-day period explained above, you may do so;

h.	You have been given a period of 7 calendar days following your signature of this Agreement to revoke your release of any claims under the ADEA, and your release of such claims will not become effective until the revocation period has expired without your revoking it (at which time it becomes fully enforceable and irrevocable); and

i.	To revoke your release of claims under the ADEA, you understand that you must deliver (by hand, mail, or fax), within the 7-day revocation period, a signed written statement that you revoke your release of any claims under the ADEA. The revocation must be postmarked within the period stated above and properly addressed to:

Jeff Shuman, Vice President of Human Resources and Corporate Relations Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919 Fax # 321-674-4740
28.	Canadian Human Rights Legislation. You acknowledge and agree that you are aware of your rights under the Ontario Human Rights Code, as amended, and you confirm that you have accepted the consideration described above in full and final satisfaction of all claims and demands that you have under the Ontario Human Rights Code (particularly but not limited to all claims in respect of disability) and that you are not asserting any additional rights nor will you hereafter assert such rights or advance a human rights claim or complaint against Harris for or by reason of any cause, matter or thing whatsoever existing up to the present time.
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29.	Restrictive Covenants. You agree that the restrictive covenants set out in this Agreement in no way limit or otherwise derogate from your post-employment obligations as a fiduciary under Canadian law and you hereby agree to comply with those obligations in respect of your post-employment activities.
30.	Entire Understanding. Unless otherwise provided herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior agreements and understandings whether written or oral, between the parties on the subjects covered herein, except that the obligations arising under the Harris Employee Agreement dated August 31, 2005, will continue in full force and effect (as will any similar agreements pertaining to confidentiality, ownership of inventions and/or non-solicitation obligations you had with Leitch Technology Corporation).
31.	Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors, and assigns.
32.	Governing Law. For jurisdictions outside of Canada, Florida law shall govern the validity, interpretation and enforcement of Section 21 (“Non-Competition”) of this Agreement. The validity, interpretation and enforcement of all other provisions of this Agreement will be governed by the laws of Canada, Province of Ontario. In the event that either party sues to enforce the provisions of this Agreement, the prevailing party (as determined by a court of competent jurisdiction) shall be entitled to recover its attorney’s fees and any applicable interest.
33.	Severability. If any of the provisions herein are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions herein.
34.	Preparation of Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually-prepared Agreement.
35.	Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation, or mistake of fact or law.
36.	Section 409A. This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and penalties under section 409A of the Internal Revenue Code (“409A Penalties”). In the event that the terms of this Agreement provide deferred compensation within the meaning of section 409A of the Code (“section 409A”) and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. In addition, in the event that the terms of this Agreement provide deferred compensation within the meaning
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of section 409A, each payment of separation pay or other amount, or provision of benefits, pursuant to this Agreement shall constitute a “separately identified” amount as defined by Treasury Reg. §1.409A-2(b)(2). Notwithstanding the foregoing, under no circumstances will Harris be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A.
37.	Counterparts and Telecopies. This Agreement may be executed in counterparts, or by copies transmitted electronically, all of which shall be given the same force and effect as the original.
38.	Authorized Representative. Harris represents that the individual signing on behalf of Harris is duly authorized.
PLEASE READ AND CAREFULLY CONSIDER THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING BUT NOT LIMITED TO THOSE MADE UNDER FEDERAL, STATE, AND/OR LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.
YOU AFFIRM AND ACKNOWLEDGE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, HARRIS HAS PAID YOU ANY AND ALL WAGES, BONUSES, COMMISSIONS, INCENTIVES, SEVERANCE, AND/OR VACATION PAY OWED TO YOU AS A RESULT OF YOUR EMPLOYMENT AT HARRIS, AND YOU AGREE THAT NO SUCH FURTHER PAYMENTS OR AMOUNTS ARE OWED OR WILL BE OWED.

Agreed to:	Authorized Harris Corporation Representative:

Employee:

/s/ Timothy Thorsteinson	By: Jeffrey S. Shuman

Timothy Thorsteinson	Print Name

Timothy Thorsteinson	/s/ Jeffrey S. Shuman

Signature	Signature

10/13/09	Vice President Human Resource & Corporate Relations

Date	Title

October 13, 2009

Date

Authorized Harris Canada Systems Inc. Representative:

By: Eugene S. Cavallucci

Print Name

/s/ Eugene S. Cavallucci

Signature

Vice President

Title

October 13, 2009

Date
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